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                     December 7, 2023

       Dean Y. Shigemura
       Chief Financial Officer
       Bank of Hawaii Corporation
       130 Merchant Street
       Honolulu, HI 96813

                                                        Re: Bank of Hawaii
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-06887

       Dear Dean Y. Shigemura:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Patrick M. McGuirk,
Esq.